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                                                                   EXHIBIT 12.1

                             FLAGSTAR BANCORP, INC.

                COMPARISON OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


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

                                                           YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                           1998         1997        1996        1995        1994
                                         --------     --------     -------     -------     -------
Earnings:
    Pre-tax earnings from operations     $ 67,013     $ 35,037     $27,322     $24,895     $25,449
    Fixed charges                         137,187       80,033      45,967      41,443      14,486
                                         --------     --------     -------     -------     -------
    Earnings as adjusted (A)             $204,200     $115,070     $73,289     $66,338     $39,935
                                         ========     ========     =======     =======     =======

Fixed charges:
    Interest expense (B)                 $137,187     $ 80,033     $45,967     $41,443     $14,486
                                         ========     ========     =======     =======     =======

Ratio of earnings to fixed charges
    (A) divided by (B)                       1.49         1.44        1.59        1.60        2.76
                                         ========     ========     =======     =======     =======
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